NEWS RELEASE

Contact:

John F. Gavin

Phone:  (617) 424-2562

Email: ir@nstaronline.com

For Immediate Release                                               July 25, 2002

NSTAR Reports Second Quarter 2002 Results

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $5.2 million, or $0.10 per common share for the second quarter of 2002 compared to $36.2 million, or $0.68, for the same period last year.  Results for 2002 include a non-cash, after-tax charge of $27.6 million, or $0.52 per share, related to the impairment of NSTAR’s investment in RCN Corporation (RCN).  Consistent with the performance of the telecommunications sector as a whole and the decline in the market value of NSTAR’s investment in RCN, an adjustment was made to the carrying value of this investment.

Absent the RCN charge, the current quarter’s earnings declined by $3.4 million, or 9.4%.  Factors that contributed to the decline include:

-	A 3.0% decline in retail electric sales and a 2.7% decline in firm gas sales due to the economic slowdown and mild weather conditions,
-	Higher pension-related benefits costs, and
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Higher electric system operations and maintenance costs relating to the System Improvement Program.  NSTAR has committed significant resources to the System Improvement Program to better serve its customers.  The cost of this program is expected to be $65 million, of which approximately $11 million, or $0.13 per share, will be included in operations and maintenance expense in 2002.

These factors were offset somewhat by lower interest costs and lower preferred dividends.

Chairman, president and chief executive officer Thomas J. May said, "Although our electric and gas sales have been negatively impacted by economic and weather-related conditions, I am very pleased with the performance of our electric system.  Over the past year, our employees have worked extremely hard to improve our electric system’s reliability and customer service.   We’re focused on minimizing service interruptions and ensuring rapid restoration and accurate and timely customer information should an outage occur."

Investment in RCN Corporation

On June 19, 2002, NSTAR received an additional 7.5 million shares from the third and final exchange of its investment in the RCN joint venture pursuant to anamended Joint Venture Agreement.  The market value of RCN common shares has continued to decline during 2002 and has not closed above NSTAR’s carrying value of $3.75 per share since November 27, 2001.  As a result, NSTAR recognized a write-down of its total 11.6 million RCN shares to a market value of $1.37 per share as of June 30, 2002.

In the first quarter of 2001, as a result of a decline in market value at that time, NSTAR recognized an impairment of its investment in RCN that resulted in a non-cash, after-tax charge of $173.9 million.

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Financial Data (in thousands except per share data)

Three months ended June 30:	2002	2001	% Change
Operating revenues	$600,446	$732,273	(18.0)%
Net income:
Before RCN charge	$33,291	$37,710	(11.7)%
After RCN charge (1)	$5,690	$37,710	(84.9)%
Preferred dividends	$490	$1,490	(67.1)%
Earnings basic and diluted per share:
Before RCN charge	$0.62	$0.68	(8.8)%
After RCN charge (1)	$0.10	$0.68	(85.3)%
Weighted average # of shares:
Basic	53,033	53,033	- %
Diluted	53,331	53,214	0.2%
Dividend declared per common share	$0.53	$0.515	2.9%

Twelve months ended June 30:	2002	2001	% Change
Operating revenues	$2,918,052	$3,001,145	(2.8)%
Net income:
Before RCN charge	$165,831	$190,333	(12.9)%
After RCN charge (1)	$138,230	$16,389	NM
Preferred dividends	$3,627	$5,960	(39.1)%
Earnings per share:
Before RCN charge:
Basic	$3.06	$3.47	(11.8)%
Diluted	$3.04	$3.46	(12.1)%
After RCN charge (1):
Basic	$2.54	$0.20	NM
Diluted	$2.53	$0.20	NM
Weighted average # of shares:
Basic	53,033	53,198	(0.3)%
Diluted	53,272	53,330	(0.1)%
Dividends declared per common share	$2.105	$2.045	2.9%

  (1) Results for the three and twelve-month periods ended June 30, 2002 include a non-cash, after-tax charge of $27.6 million, or $0.52 per share, related to an additional impairment of NSTAR’s investment in RCN Corporation.  Results for the twelve-month period ended June 30, 2001 include a non-cash, after-tax charge of $173.9 million, or $3.28 per share, related to an initial impairment of NSTAR’s investment in RCN that was recorded in the first quarter of 2001.

NM – Not meaningful

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Recent Events

On July 15, 2002, NSTAR subsidiary Boston Edison Company notified the trustee of its 8.25% Series Debentures, due September 15, 2022, that the entire principal amount of these debentures (approximately $60 million) will be called for redemption on September 16, 2002.

Forward-Looking Statements

This earnings release may contain forward-looking statements that involve risk and uncertainties.  These statements are based on the current expectations, estimates, or projections of management and are not guarantees of future performance.  Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting utility rates, adopting or modifying cost recovery, accounting or rate-setting mechanisms; new laws and regulations, or new interpretations of existing laws and regulations, relating to taxes, and other matters; changes in prices of electricity; weather conditions; the ability to expand new businesses; the impacts of various environmental and legal issues and other unforeseen events.  Our current outlook should not be considered a continuing reaffirmation that our outlook has not changed.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

As Massachusetts’ largest investor-owned electric and gas utility with revenues of approximately  $3 billion and assets totaling approximately $5 billion, NSTAR transmits and delivers electricity and natural gas to 1.3 million customers throughout Massachusetts, including 1.1 million electric customers in 81 communities and 246,000 gas customers in 51 communities.  The company, headquartered in Boston, MA, provides regulated electric and gas utility services and is also engaged in other non-regulated activities.  For more information, go to www.nstaronline.com.

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